Exhibit 21

TIBCO SOFTWARE INC.

SUBSIDIARIES OF THE REGISTRANT*

Name (Jurisdiction of Incorporation)

3301 Hillview Holdings Inc. (Delaware)

Spotfire AB (Sweden)

Spotfire, Inc. (Delaware)

Spotfire Japan KK (Japan)

TIBCO BPM (United Kingdom)

TIBCO BPM Australia Pty Ltd (Australia)

TIBCO BPM Holdings Limited (United Kingdom)

TIBCO Software AB (Sweden)

TIBCO Software AS (Norway)

TIBCO Software Australia Pty Ltd (Australia)

TIBCO Software B.V. Holland (Netherlands)

TIBCO Software Brasil LTDA (Brazil)

TIBCO Software Canada Inc. (Canada)

TIBCO Software Cayman Holdings Ltd. (Cayman Islands)

TIBCO Software France S.A.R.L. (France)

TIBCO Software FZ-LLC (United Arab Emirates)

TIBCO Software GmbH (Germany)

TIBCO Software Holdings LLC (Delaware)

TIBCO Software Holdings Ltd. (United Kingdom)

TIBCO Software Hong Kong Limited (Hong Kong)

TIBCO Software India Private Limited (India)

TIBCO Software (Ireland) Limited (Ireland)

TIBCO Software International Inc. (Delaware)

TIBCO Software Japan, Inc. (Japan)

TIBCO Software Korea Ltd. (South Korea)

TIBCO Software Limited (United Kingdom)

TIBCO Software LLC (Russia)

TIBCO Software N.V. (Belgium)

TIBCO Software Portugal - Sociedade Unipessoal, Lda (Portugal)

TIBCO Software S.A. de C.V (Mexico)

TIBCO Software (Schweiz) AG (Switzerland)

TIBCO Software S.L. (Spain)

TIBCO Software S.r.l. (Italy)

TIBCO Software Singapore Pte Ltd (Singapore)

TIBCO Software (South Africa) (Pty) Ltd (South Africa)

TIBCO Sweden Holdings AB (Sweden)

TIBCO Talarian Inc. (Delaware)

TS Innovations (PROPRIETARY) LIMITED (South Africa)

*	Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of TIBCO Software Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the fiscal year covered by this Annual Report on Form 10-K.